Exhibit 99.3f

Prudential Financial

Prudential Asset Resources

2200 Ross Avenue, Suite 4900E,

Dallas, TX 75201

Tel 214-777-4500 Fax 214-777-4556

Annual Officer Statement of Compliance

To: (see attached Distribution List)

Re: Commercial Mortgage Pass-Through Certificates, Series 2003-PWR2

I, Ann Hambly, President and CEO of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company s role as a Master Servicer and as 3 Times Square Special Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of September 1, 2003 pertaining to the mortgage loans backing the above-referenced certificates, the a review of the activities of the Company as Master Servicer and a Special servicer under the Agreement during the preceding calendar year and of its performance under the Agreement has been made under my supervision;
    to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout such year; and
    the Company has received no notice regarding the qualification, or challenging the status of any REMIC Pool created by the Agreement as a REMIC or either Grantor Trust Pool as a Grantor Trust, from the IRS or any other governmental agency or body.

Effective Date of Certification: March 10, 2004

Ann Hambly

Ann Hambly, President & CEO